UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)

August 12, 2010

PROSPERO GROUP
(Exact name of registrant as specified in its chapter)

Nevada	000-50429	33-1059313
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

575 Madison Avenue, 10th Floor, New York, New York	10022-2511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (239) 243-0782

.
(Former name or former address, if changed since last report)

8.01 Other Events

NEW YORK, USA; NASSAU, THE BAHAMAS --- August 12, 2010: Prospero Group OTCBB (PRPG.PK)

As stated in the Company’s last 8K dated July 16, 2010 the Company was in the process of restructuring its Operations with Fincor Inc. which would ensure the profitability and security of the Company in the future.

The Board of Directors voted on a resolution to accept the proposal of the merger with another company in the manufacturing and production of Potable Water Generating machines and Alternative Power Equipment and at the same time to complete the merger of the Group to a Company on another US STOCK EXCHANGE to reflect properly the future growth and profitability of The Group in this rapid change of Global involvement with Green Technology. The authorized capital is 50 Million Shares of which 11,920,600 is Outstanding which will be registered as restricted shares in this company.

The outstanding shares of Prospero Group are approximately 31,816,277 shares at present. Fincor Inc. had offered to Prospero shareholders a 1:5 share conversion offer. Due to non participation by the Prospero shareholders by the closing date, this offer has been rescinded.

Prospero will be acquiring assets trough Private Investments to further its operations as voted upon by the Board of Directors. The Board together with 70% of the shareholders of Prospero Group has now finalized all the mergers and will close the Agreement to move forward as the New Group immediately.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Prospero Group has caused this report to be signed on its behalf by the undersigned duly authorized person.

PROSPERO GROUP

Dated: August 12, 2010	By:	/s/ Hubert L. Pinder
Hubert L. Pinder - CFO

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